Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Results, Exceeding or Meeting Full Year 2020 Financial Guidance; Provides Full Year 2021 Financial Guidance

– LINZESS® (linaclotide) 2020 U.S. net sales of $931 million, up 10% year-over-year; Ironwood expects 2021 U.S. LINZESS net sales growth of 3 to 5% –

– 2020 total revenue of $390 million, driven primarily by $369 million in
U.S. LINZESS collaboration revenue –

– 2020 GAAP net income was $106 million and adjusted EBITDA was $161 million;
ended 2020 with $363 million in cash and cash equivalents –

– Full year 2021 total revenue guidance of $370 to $385 million and adjusted EBITDA guidance of >$190 million –

BOSTON, Mass., February 17, 2021 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a GI-focused healthcare company, today provided an update on its fourth quarter and full year 2020 results and recent business performance.

“The fourth quarter marked a strong finish to 2020, which is a testament to the hard work and dedication of the Ironwood team. LINZESS U.S. net sales grew 10% year-over-year in 2020 – remarkable growth in the face of the COVID-19 pandemic – and Ironwood delivered its second full year of profits. While the year did bring disappointing outcomes within the development portfolio, the team took thoughtful actions to help better position Ironwood for the future,” said Mark Mallon, chief executive officer of Ironwood. “Looking ahead, Ironwood has a tremendous opportunity to maximize LINZESS through innovative commercial strategies, build its GI pipeline by pursuing assets for serious, organic GI diseases, and deliver sustainable profits and cash flow. I believe in Ironwood’s future as a GI leader, as it seeks to progress its mission to advance the treatment of GI diseases and redefine the standard of care for patients.”

Fourth Quarter and Full Year 2020 Financial Highlights1

(in thousands, except for per share amounts)

	4Q 2020	4Q 2019	FY 2020	FY 2019
Total revenues	$116,680	$126,301	$389,523	$428,413
Total costs and expenses	65,296	76,708	246,583	$308,290
GAAP income from continuing operations	43,204	47,858	106,176	58,943
GAAP net income	43,204	47,858	106,176	21,505
GAAP net income per share – basic	0.27	0.31	0.67	0.14
GAAP net income per share – diluted	0.27	0.30	0.66	0.14
Adjusted EBITDA	65,952	54,515	160,678	147,791
Non-GAAP net income	56,934	47,090	127,687	85,497
Non-GAAP net income per share – basic	0.36	0.30	0.80	0.55
Non-GAAP net income per share – diluted	0.36	0.30	0.79	0.55

1.	Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Income from Continuing Operations to Adjusted EBITDA table at the end of this press release. Adjusted EBITDA is reconciled from GAAP Income from Continuing Operations. There were no discontinued operations for the three and twelve months ended December 31, 2020 or the three months ended December 31, 2019. Refer to Non-GAAP Financial Measures for additional information.

Fourth Quarter and Full Year 2020 Corporate Highlights

U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the fourth quarter of 2020 was 38 million LINZESS capsules, an 8% increase compared to the fourth quarter of 2019, per IQVIA. Total prescription demand was 144 million LINZESS capsules for the full year 2020, a 9% increase compared to the full year 2019, per IQVIA.

•	U.S. Brand Collaboration:

–	LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie. LINZESS U.S. net sales were $278 million in the fourth quarter of 2020, a 16% increase compared to $240 million for the fourth quarter of 2019, and $931 million for the full year 2020, a 10% increase compared to $845 million for the full year 2019. Ironwood and AbbVie share equally in U.S. brand collaboration profits. See the LINZESS U.S. Commercial Collaboration table at the end of the press release.

▪	The difference between LINZESS net sales growth and total prescription demand growth in the fourth quarter was primarily due to net price improvement and inventory fluctuations.

–	LINZESS commercial margin was 65% in the fourth quarter of 2020 compared to 76% in the fourth quarter of 2019. Commercial margin was 72% for the full year 2020 compared to 68% for the full year 2019. See the U.S. LINZESS Full Brand Collaboration table below and at the end of this press release regarding adjustments recorded in the fourth quarter of 2020.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (R&D) expenses, was $168 million in the fourth quarter of 2020 compared to $166 million in the fourth quarter of 2019. Net profit for the LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $619 million for the full year 2020 compared to $514 million for the full year 2019. See U.S. LINZESS Full Brand Collaboration table below and at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $111 million in collaboration revenue in the fourth quarter of 2020 related to sales of LINZESS in the U.S., a 9% increase compared to $102 million for the fourth quarter of 2019. Ironwood recorded $369 million in collaboration revenue for the full year 2020, a 13% increase compared to $325 million in 2019. See U.S. LINZESS Commercial Collaboration table at the end of the press release.

U.S. LINZESS Full Brand Collaboration[1]	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except for percentages)	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie	$278,320	$239,650	$931,211	$844,761
AbbVie & Ironwood commercial costs, expenses and other discounts	97,992	56,940	260,825	270,150
Commercial margin	65%[2]	76%	72%	68%
AbbVie & Ironwood R&D Expenses	11,889	16,344	51,295	60,870
Total net profit on sales of LINZESS	168,439	166,366	619,091	513,741
Full brand margin	61%	69%	66%	61%

1.	All periods presented have been adjusted to conform with AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue. Refer to the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

2.	Commercial margin decreased in the fourth quarter of 2020 compared to the fourth quarter of 2019 due to a $38.7 million adjustment recorded in the fourth quarter of 2020 to account for selling expenses incurred in 2020 relating to virtual details and overhead due to the COVID-19 pandemic. During the first three quarters of 2020, only costs associated with in-person details were allocated to the LINZESS U.S. brand collaboration, although AbbVie and Ironwood field representatives performed both in-person and virtual details.

IW-3300

•	Ironwood is currently advancing IW-3300, a guanylate cyclase-C agonist being developed for the potential treatment of visceral pain conditions, such as interstitial cystitis / bladder pain syndrome (IC/BPS) and endometriosis.

–	IW-3300 is in pre-clinical development. Ironwood expects to submit an Investigational New Drug (IND) application with the U.S. FDA in the second half of 2021 for the initiation of a Phase I clinical trial with IW-3300.

–	IC/BPS affects an estimated four to 12 million Americans, according to the Interstitial Cystitis Association. An estimated four million reproductive-age women in the U.S. have diagnosed endometriosis, according to a study published in Gynecologic and Obstetric Investigation. Both diseases have a limited number of treatment options available.

U.S. Promotional Partnerships and Global Collaborations

•	U.S. Disease Education and Promotional Partnership with Alnylam Pharmaceuticals, Inc. (Alnylam). In August 2019, Ironwood and Alnylam announced a U.S. GI disease education and promotional agreement for Alnylam’s GIVLAARI® (givosiran), an RNAi therapeutic targeting aminolevulinic acid synthase 1 for the treatment of adults with Acute Hepatic Porphyria.

–	Under the original agreement, Ironwood received fixed payments and royalties in the mid-teens percent on net sales generated from prescriptions or referrals from certain physicians related to Ironwood’s promotional efforts.

▪	Ironwood efforts in 2020 contributed to more than 25 patients starting on GIVLAARI treatment. As a result, Ironwood earned $4.3 million from Alnylam in 2020, inclusive of both fixed payments and royalties.

–	In December 2020, Ironwood and Alnylam amended the agreement. Beginning in 2021, Ironwood will no longer receive fixed payments and remains eligible to receive royalties as described above over the term of the agreement, which is approximately three years.

•	LINZESS in China and Japan.

–	Japan. Under its license agreement with Astellas, Ironwood receives royalties beginning in the mid-single-digits percent and escalating to the low double-digits percent, based on annual net sales of LINZESS in Japan. In the fourth quarter of 2020, Astellas assumed responsibility for linaclotide active pharmaceutical (API) manufacturing in Japan.

▪	LINZESS net sales in Japan for the nine months ended December 31, 2020, as reported by Astellas, were approximately ¥4.9 billion, a 14% increase compared to the nine months ended December 31, 2019.

–	China. Under its collaboration agreement with AstraZeneca, Ironwood receives royalties beginning in the mid-single-digits percent and increasing up to 20 percent based on annual net sales of LINZESS in China (including Hong Kong and Macau).

▪	In December 2020, the Chinese National Healthcare Security Administration (NHSA) added LINZESS to the 2020 reimbursement list. Ironwood expects a modest ramp-up in LINZESS net sales in China (including Hong Kong and Macau) in 2021.

Leadership Changes

•	CEO Transition. In February 2021, Ironwood announced that Mark Mallon plans to step down as chief executive officer and a member of the Ironwood Board of Directors, effective March 12, 2021.

–	The Ironwood Board has named Thomas McCourt, Ironwood’s president, as interim CEO effective upon Mr. Mallon’s departure.

–	The Ironwood Board plans to initiate a candidate search with the assistance of a leading executive search firm to identify Mr. Mallon’s permanent successor.

•	Board of Directors.

–	Julie McHugh, Ironwood’s Board chair, will become executive chair of the Board of Directors effective upon Mr. Mallon’s departure. In that capacity, Ms. McHugh will continue to lead the Board of Directors as well as provide counsel and guidance to Ironwood’s senior management team through the CEO transition.

–	In the fourth quarter of 2020, Ironwood also appointed Alexander Denner, Ph.D. and Jay P. Shepard to its Board of Directors. Dr. Denner serves as a member of the Governance and Nominating Committee, and Mr. Shepard serves as a member of the Audit Committee.

Fourth Quarter and Full Year Financial Results

•	Total Revenues. Total revenues in the fourth quarter of 2020 were $116.7 million, compared to $126.3 million in the fourth quarter of 2019. Total revenues for the full year 2020 were $389.5 million, compared to $428.4 million for the full year 2019.

–	Total revenues in the fourth quarter of 2020 consisted of $110.7 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $3.5 million in linaclotide royalties, co-promotion and other revenue, and $2.5 million in sales of linaclotide API. Total revenues in the fourth quarter of 2019 consisted of $101.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $20.6 million in sales of linaclotide API, and $4.1 million in linaclotide royalties, co-promotion and other revenue.

–	Total revenues for the full year 2020 consisted of $368.6 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S., $12.9 million in linaclotide royalties, co-promotion and other revenue, and $8.0 million in sales of linaclotide API. Total revenues for the full year 2019 consisted of $325.5 million associated with Ironwood’s share of the net profits for the sales of LINZESS in the U.S., $48.8 million in sales of linaclotide API, $42.4 million in license and non-contingent milestone payments, and $11.7 million in linaclotide royalties, co-promotion and other revenue.

•	Operating Expenses. Operating expenses in the fourth quarter of 2020 were $65.3 million, compared to $76.7 million in the fourth quarter of 2019. Operating expenses for the full year 2020 were $246.6 million, compared to $308.2 million for the full year 2019.

_	Operating expenses in the fourth quarter of 2020 consisted primarily of $34.0 million in selling, general and administrative (SG&A) expenses, $16.3 million in R&D expenses, and $14.2 million in restructuring expenses. Operating expenses in the fourth quarter of 2019 consisted primarily of $39.2 million in SG&A expenses, $26.5 million in R&D expenses, and $11.0 million in cost of revenues.

_	Operating expenses for the full year 2020 consisted primarily of $140.0 million in SG&A expenses, $88.1 million in R&D expenses, $15.4 million in restructuring expenses, and $3.1 million in cost of revenues. Operating expenses for the full year 2019 consisted primarily of $172.5 million in SG&A expenses, $115.0 million in R&D expenses, $23.8 million in cost of revenues, and $3.6 million in restructuring expenses partially offset by $3.5 million related to the settlement of non-cancellable purchase commitments and a $3.2 million gain on lease modification in connection with the separation of Ironwood and Cyclerion Therapeutics, Inc. (Cyclerion) completed on April 1, 2019.

_	Restructuring expenses for the full year 2020 are related to a workforce reduction in connection with Ironwood’s decision to discontinue IW-3718. Ironwood reduced its workforce by approximately 100 full-time employees. The workforce reduction was substantially completed in the fourth quarter of 2020.

•	Interest Expense, net of Interest and Investment Income. Net interest expense was $7.3 million in the fourth quarter of 2020 and $28.0 million for the full year 2020, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the fourth quarter of 2020 included $3.6 million in cash expense and $5.7 million in non-cash expense. Interest expense recorded for the full year 2020 included $7.2 million in cash expense and $22.3 million in non-cash expense.

–	Net interest expense was $6.6 million in the fourth quarter of 2019 and $33.7 million for the full year 2019, primarily in connection with Ironwood’s convertible senior notes. Interest expense recorded in the fourth quarter of 2019 included $1.8 million in cash expense and $5.3 million in non-cash expense. Interest expense recorded for the full year 2019 included $17.0 million in cash expense and $19.6 million in non-cash expense, and included interest amounts associated with the 8.375% Notes due 2026 prior to their redemption in September 2019.

•	Gain (Loss) on Derivatives. Ironwood recorded a gain on derivatives of $0.4 million in the fourth quarter of 2020 as a result of the change in fair value of the convertible note hedges and note hedge warrants. For the full year 2020, Ironwood recorded a loss on derivatives of $6.1 million.

–	Ironwood recorded a gain on derivatives of $4.5 million in the fourth quarter of 2019 as a result of the change in fair value of the convertible note hedge and note hedge warrants. For the full year 2019, Ironwood recorded a gain on derivatives of $3.0 million.

•	Income Tax Expense. Ironwood recorded $1.3 million in state income taxes in the fourth quarter of 2020 and $2.7 million for the full year 2020, primarily in connection with a change in California tax law that temporarily disallows the use of net operating losses. Ironwood did not record any income tax expense in 2019.

•	Net Income.

–	GAAP net income was $43.2 million, or $0.27 per share (basic and diluted), in the fourth quarter of 2020, compared to GAAP net income of $47.9 million, or $0.31 per share (basic) and $0.30 per share (diluted), in the fourth quarter of 2019. GAAP net income for the full year 2020 was $106.2 million, or $0.67 per share (basic) and $0.66 per share (diluted), compared to GAAP net income of $21.5 million, or $0.14 per share (basic and diluted), for the full year 2019.

–	Non-GAAP net income was $56.9 million, or $0.36 per share (basic and diluted), in the fourth quarter of 2020, compared to non-GAAP net income of $47.1 million, or $0.30 per share (basic and diluted), in the fourth quarter of 2019. Non-GAAP net income for the full year 2020 was $127.7 million, or $0.80 per share (basic) and $0.79 per share (diluted), compared to Non-GAAP net income of $85.5 million, or $0.55 per share (basic and diluted), for the full year 2019.

–	Non-GAAP net income excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt. These adjustments are reflected in non-GAAP net income in the fourth quarter and full year 2020 and 2019 results presented in this press release. See Non-GAAP Financial Measures below.

•	Income from Continuing Operations. Beginning in the second quarter of 2019, Ironwood recast historical operations related to Cyclerion as discontinued operations.

_	Ironwood recorded $43.2 million and $47.9 million in income from continuing operations during the fourth quarter of 2020 and 2019, respectively. Ironwood recorded $106.2 million and $58.9 million in income from continuing operations during the full year 2020 and 2019, respectively.

_	Ironwood did not incur any separation-related expenses for the full year 2020. Ironwood recorded $37.4 million in GAAP net loss from discontinued operations for the full year 2019.

•	Adjusted EBITDA. Adjusted EBITDA was $66.0 million in the fourth quarter of 2020, compared to $54.5 million in the fourth quarter of 2019. For the full year 2020, adjusted EBITDA was $160.7 million, compared to $147.8 million for the full year 2019.

–	Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP income from continuing operations. See Non-GAAP Financial Measures below.

•	Cash Flow Statement and Balance Sheet Highlights.

_	Ironwood ended 2020 with $362.6 million of cash and cash equivalents, compared to $177 million of cash and cash equivalents at the end of 2019.

_	Ironwood generated $51.5 million in cash from operations in the fourth quarter of 2020, compared to $27.6 million in cash from operations in the fourth quarter of 2019. Ironwood generated $168.8 million in cash from operations for the full year 2020, compared to $10.7 million for the full year 2019.

•	Strong Performance Against 2020 Financial Guidance

	2020 Results	Revised 2020 Guidance	Original 2020 Guidance
U.S. LINZESS Net Sales Growth	10%	~10%	Mid-single digit % increase
Total Revenue	$390 million	High end of $370 – $385 million	$360 – $380 million
Adjusted EBITDA[1]	$161 million	~$150 million	>$105 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP income from continuing operations.

•	Ironwood 2021 Financial Guidance

In 2021, Ironwood expects:

2021 Guidance
U.S. LINZESS Net Sales Growth	3% to 5%
Total Revenue	$370 to $385 million
Adjusted EBITDA[1]	>$190 million

1 Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses, and loss on extinguishment of debt from GAAP income from continuing operations.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income and non-GAAP net income per share to exclude the impact of net gains and losses on derivatives related to our 2022 Convertible Notes that are required to be marked-to-market. Ironwood also excludes restructuring, separation-related expenses, and loss on extinguishment of debt from non-GAAP net income, if any. These adjustments, as applicable, are reflected in the non-GAAP net income in the fourth quarter and full year 2020 and 2019 presented in this press release. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to our 2022 Convertible Notes may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Included in restructuring expenses are costs associated with exit and disposal activities.

•	Separation expenses include costs associated with the spin-off of Cyclerion from Ironwood. These costs are considered non-recurring as the separation was a significant and unusual event. Certain of these expenses do not appear as non-GAAP adjustments used to calculate adjusted EBITDA, as such expenses are included as part of discontinued operations, and are therefore excluded from the calculation of GAAP income from continuing operations.

•	Loss on extinguishment of debt is considered to be a non-recurring event as it is associated with a distinct financing decision. Included in loss on extinguishment of debt are costs associated with the extinguishment of the 8.375% Notes and a portion of the 2022 Convertible Notes.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting net interest expense, income taxes, depreciation, amortization, mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, separation expenses and loss on extinguishment of debt from GAAP income from continuing operations. The adjustments are made on a similar basis as described above related to non-GAAP net income, as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income and non-GAAP net income per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to income from continuing operations on a GAAP basis, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP income from continuing operations or a reconciliation of expected adjusted EBITDA to expected GAAP income from continuing operations because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP income from continuing operations for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Wednesday, February 17, 2021 to discuss its fourth quarter and full year 2020 results and recent business activities. Individuals interested in participating in the call should dial (833) 350-1432 (U.S. and Canada) or (647) 689-6932 (international) using conference ID number and event passcode 4598414. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 11:30 a.m. Eastern Time on February 17, 2021 running through 11:59 p.m. Eastern Time on March 3, 2021. To listen to the replay, dial (800) 585-8367 (U.S. and Canada) or (416) 621-4642 (international) using conference ID number 4598414. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a GI-focused healthcare company dedicated to creating medicines that make a difference for patients living with GI diseases. We discovered, developed and are commercializing linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC).

Ironwood was founded in 1998 and is headquartered in Boston, Mass. For more information, please visit our website at www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data.

LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72-mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of guanylate cyclase-C (GC-C) agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•	LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•	LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•	Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•	Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•	In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%). In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:

http://www.allergan.com/assets/pdf/linzess_pi

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the Company’s ability to execute on its mission; the Company’s strategy, business, financial position and operations, including with respect to the Company’s goals of maximizing LINZESS through innovative commercial strategies, building an innovative GI pipeline by pursuing assets for serious, organic GI diseases and delivering sustainable profits and cash flow; the Company’s ability to drive growth and profitability; the demand, development, commercial availability and commercial potential of linaclotide and the drivers, timing, impact and results thereof; the potential indications for, and benefits of, linaclotide; the potential of IW-3300 to be an effective treatment of visceral pain conditions and the size of the IB/BPS and endometriosis populations, as well as our plans to submit an IND with the U.S. FDA and, assuming IND approval, to advance IW-3300 into Phase I development (including the timing and results thereof); our decision to discontinue development of IW-3718; expectations regarding our U.S. promotional partnerships and global collaborations, including expectations regarding LINZESS net sales in China; anticipated leadership transitions, including the expected date and duration thereof; and our financial performance and results, and guidance and expectations related thereto, including expectations related to U.S. LINZESS net sales growth, total revenue and adjusted EBITDA. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide and our product candidates; the risk that clinical programs and studies may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons, including due to the impacts of the COVID-19 pandemic; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities, including the potential impact of the COVID-19 pandemic on governmental authorities; the risk we may never get additional patent protection for linaclotide and other product candidates; the risk that we may never get sufficient patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the possibility that we may not achieve some or all of the anticipated benefits of the separation of Cyclerion; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the possibility that the leadership transitions do not occur as anticipated for any reason or on the expected timing; and the risks listed under the heading "Risk Factors" and elsewhere in Ironwood's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in our subsequent SEC filings. In addition, the COVID-19 pandemic and the associated containment efforts have had a serious adverse impact on the economy, the severity and duration of which are uncertain. Government stabilization efforts will only partially mitigate the consequences. The extent and duration of the impact on our business and operations is highly uncertain. Factors that will influence the impact on our business, operations and financial results include the duration and extent of the pandemic, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of the pandemic. The pandemic could have a material adverse impact on our business, operations and financial results for an extended period of time.

Ironwood uses non-GAAP financial measures in this press release, which should be considered only a supplement to, and not a substitute for or superior to, GAAP measures. Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Income from Continuing Operations to Adjusted EBITDA table and related footnotes accompany this press release. Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with AbbVie in assessing the product’s performance and calculates it based on inputs from both Ironwood and AbbVie. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors and Media:

Meredith Kaya, 617-374-5082

mkaya@ironwoodpharma.com

Media:

Beth Calitri, 978-417-2031

bcalitri@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$362,564	$177,023
Accounts receivable, net	122,351	11,279
Related party account receivable, net	-	105,967
Inventory, net	-	648
Prepaid expenses and other current assets	9,189	10,685
Restricted cash, short-term	1,735	1,250
Total current assets	495,839	306,852
Restricted cash, net of current portion	485	971
Accounts receivable, net of current portion	23,401	32,597
Property and equipment, net	8,929	12,429
Operating lease right-of-use assets	16,576	17,743
Convertible note hedges	13,065	31,366
Goodwill	785	785
Other assets	158	5
Total assets	$559,238	$402,748
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$661	$3,978
Related party accounts payable, net	-	1,509
Accrued research and development costs	1,898	2,956
Accrued expenses and other current liabilities	26,486	30,465
Current portion of operating lease liabilities	3,128	1,146
Deferred revenue	-	875
Total current liabilities	32,713	40,929
Note hedge warrants	12,088	24,260
Convertible senior notes	430,256	407,994
Operating lease liabilities, net of current portion	20,318	22,082
Other liabilities	1,763	734
Total stockholders’ equity (deficit)	62,640	(93,251)
Total liabilities and stockholders’ equity (deficit)	$559,238	$402,748

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues
Collaborative arrangements revenue	$114,209	105,654	$381,545	379,652
Sale of active pharmaceutical ingredient	2,471	20,647	7,978	48,761
Total revenues	116,680	126,301	389,523	428,413
Costs and expenses:
Cost of revenues	897	11,013	3,136	23,875
Settlement on non-cancellable purchase commitments	-	-	-	(3,530)
Research and development	16,267	26,537	88,062	115,044
Selling, general and administrative	33,982	39,190	140,003	172,450
Gain on lease modification	-	-	-	(3,169)
Restructuring expenses	14,150	(32)	15,382	3,620
Total cost and expenses	65,296	76,708	246,583	308,290
Income from operations	51,384	49,593	142,940	120,123
Other (expense) income:
Interest expense	(7,521)	(7,123)	(29,478)	(36,602)
Interest and investment income	220	565	1,504	2,862
Gain (loss) on derivatives	420	4,517	(6,129)	3,023
Loss on extinguishment of debt	-	-	-	(30,977)
Other income	(3)	306	24	514
Other expense, net	(6,884)	(1,735)	(34,079)	(61,180)
Income from continuing operations, before income taxes	44,500	47,858	108,861	58,943
Income tax expense	1,296	-	2,685	-
Income from continuing operations	43,204	47,858	106,176	58,943
Loss from discontinued operations	-	-	-	(37,438)
GAAP net income	$43,204	47,858	$106,176	$21,505

Income from continuing operations, per share — basic	$0.27	$0.31	$0.67	$0.38
Income from continuing operations, per share —diluted	$0.27	$0.30	$0.66	$0.38
Loss from discontinued operations per share — basic and diluted	-	-	-	$(0.24)
GAAP net income per share—basic	$0.27	$0.31	$0.67	$0.14
GAAP net income per share—diluted	$0.27	$0.30	$0.66	$0.14

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between GAAP net income on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP net income	$43,204	$47,858	$106,176	$21,505
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(420)	(4,517)	6,129	(3,023)
Restructuring expenses	14,150	(32)	15,382	3,620
Separation expenses	-	3,781	-	32,418
Loss on extinguishment of debt	-	-	-	30,977
Non-GAAP net income	$56,934	$47,090	$127,687	$85,497

A reconciliation between basic GAAP net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP net income per share –basic	$0.27	$0.31	$0.67	$0.14
Adjustments to GAAP net income per share (as detailed above)	0.09	0.00	0.13	0.41
Non-GAAP net income per share –basic[1]	$0.36	$0.30	$0.80	$0.55

Weighted average number of common shares used to calculate net income per share — basic	160,071	156,825	159,427	156,023

A reconciliation between diluted GAAP net income per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP net income per share –diluted	$0.27	$0.30	$0.66	$0.14
Adjustments to GAAP net income per share (as detailed above)	0.09	0.00	0.13	0.41
Non-GAAP net income per share –diluted	$0.36	$0.30	$0.79	$0.55

Weighted average number of common shares used to calculate net income per share — diluted	161,485	157,915	160,655	156,023

1Numbers may not add due to rounding.

Reconciliation of GAAP Income from Continuing Operations to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation between income from continuing operations on a GAAP basis and adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
GAAP income from continuing operations[1]	$43,204	$47,858	$106,176	$58,943
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	(420)	(4,517)	6,129	(3,023)
Restructuring expenses[1]	14,150	(32)	15,382	3,620
Separation expenses[2]	-	3,781	-	17,954
Loss on extinguishment of debt	-	-	-	30,977
Interest expense	7,521	7,123	29,478	36,602
Interest and investment income	(220)	(565)	(1,504)	(2,862)
Income tax expense	1,296	-	2,685	-
Depreciation and amortization[1]	421	867	2,332	5,580
Adjusted EBITDA	$65,952	$54,515	$160,678	$147,791

1 There were no discontinued operations for the three or twelve months ended December 31, 2020.

2 These adjustments relate to the portion of costs included in continuing operations and excludes the amounts that have been recast to discontinued operations.

U.S. LINZESS Commercial Collaboration3

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
LINZESS U.S. net sales as reported by AbbVie[2]	$278,320	$239,650	$931,211	$844,761
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	97,992	56,940	260,825	270,150
Commercial profit on sales of LINZESS	$180,328	$182,710	$670,386	$574,611
Commercial Margin[4]	65%	76%	72%	68%

Ironwood’s share of net profit[5]	90,164	91,355	335,193	287,306
Reimbursement for Ironwood’s selling, general and administrative expenses[6]	20,562	8,359	39,312	38,123
Adjustments to reconcile Ironwood’s previously reported share of net profit in conformance with AbbVie revenue recognition accounting policies and reporting conventions[7]	-	1,884	(5,902)	-
Ironwood’s collaborative arrangement revenue	$110,726	$101,598	$368,603	$325,429

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties, including the adjustment to selling expenses incurred in 2020 and recorded in the fourth quarter of 2020.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales. Ironwood has recalculated commercial margin in connection with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).

6 Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with AbbVie. Excludes $0.6 million and $2.4 million for the years ended December 31, 2020 and 2019, respectively, related to patent prosecution and patent litigation costs recognized in connection with the collaboration agreement with AbbVie.

7 In connection with its acquisition of Allergan, AbbVie recast LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019 to conform with its revenue recognition accounting policies and reporting conventions for certain rebates and discounts. This recast did not result in any change to Ironwood’s historically reported collaborative arrangements revenue or collaborative arrangements revenue policy. Ironwood continues to record collaborative arrangements revenue based on actual settlement payments received from AbbVie.

U.S. LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	202	2019
LINZESS U.S. net sales as reported by AbbVie[2]	$278,320	$239,650	$931,211	$844,761
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	97,992	56,940	260,825	270,150
AbbVie & Ironwood R&D Expenses[4]	11,889	16,344	51,295	60,870
Total net profit on sales of LINZESS[5]	$168,439	$166,366	$619,091	$513,741

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 In connection with its acquisition of Allergan, AbbVie recast historically reported LINZESS U.S. net sales (previously reported by Allergan) for periods beginning on January 1, 2019, to conform to AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain of the rebates and discounts that were previously classified within LINZESS U.S. net sales have been reclassified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes selling, general and administrative expenses incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties, including the adjustment to selling expenses incurred in 2020 and recorded in the fourth quarter of 2020.

4 R&D expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.

5 Ironwood has recalculated its share of net profit on sales of LINZESS in the U.S. to conform with AbbVie’s recast of historically reported LINZESS U.S. net sales (previously reported by Allergan).